EXHIBIT 99.1

Community West Bancshares Earns $1.7 Million in Third Quarter of 2014; Net Loans and Deposits Both Increase 12% Year Over Year and Nonaccrual Loans Decline in 3Q14 by 31%; Quarterly Common Stock Dividend Declared

GOLETA, Calif., Oct. 23, 2014 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), today reported net income of $1.7 million in the third quarter of 2014 (3Q14) compared to $1.7 million in the second quarter of 2014 (2Q14) and $2.6 million in the third quarter a year ago (3Q13). Third quarter pretax income increased 10.8% to $2.9 million, compared to $2.6 million in the third quarter a year ago.

In the first nine months of 2014, Community West earned $4.9 million compared to $5.9 million in the first nine months a year ago. Pretax income increased 41.4% to $8.3 million for the first nine months of 2014 compared to $5.9 million for the first nine months a year ago. Due to the Company's tax position in 2013, there was no income tax expense recorded for the nine months ended September 30, 2013.

"The core earnings capacity of our franchise is evident in our financial results this quarter, with strong profitability, improving asset quality, solid net interest margin and double-digit loan and deposit growth," stated Martin E. Plourd, President and Chief Executive Officer. "Our focus over the last several quarters has been to grow our base, and the 12% year-over-year growth in both net loans and deposits illustrates that this focus on developing new client relationships is working and, together with our continued progress in reducing nonaccrual loans, demonstrate the dedication and teamwork of our employees. We will continue to work on expanding our banking franchise and refining our marketing outreach to become the premier community bank in the markets we serve."

3Q14 Financial Highlights

  Net income was $1.7 million, compared to $2.6 million in 3Q13.
  Pretax income was $2.9 million, compared to $2.6 million in 3Q13.
  Net interest margin was 4.31% in 3Q14, compared to 4.55% in 2Q14 and 4.54% in 3Q13.
  Annualized return on average assets was 1.19%.
  Annualized return on average common equity was 11.86%.
  Non-interest expenses decreased 13.5% to $4.9 million, compared to $5.6 million in 3Q13.
  Total deposits increased 12.4% to $484.8 million at September 30, 2014, compared to $431.1 million a year ago.
  Net loans increased 11.5% to $490.0 million at September 30, 2014, compared to $439.4 million a year earlier.
  Nonaccrual loans declined 30.6% to $10.9 million at September 30, 2014, compared to $15.8 million three months earlier and decreased 28.4% compared to $15.3 million a year ago.
  Book value per common share increased 13.3% to $7.07 at September 30, 2014, compared to $6.24 a year ago.
  Community West Bank's capital ratios continue to be strong with its total risk-based capital ratio at 15.45% and Tier 1 leverage ratio at 11.29% at September 30, 2014.

Including $176,000 of preferred stock dividends, the net income available to common stockholders was $1.5 million, or $0.18 per diluted share, in 3Q14 compared to $1.5 million, or $0.18 per diluted share, in 2Q14 and $2.4 million, or $0.29 per diluted share, in 3Q13.

Credit Quality

"All of our asset quality metrics improved during the quarter, with both nonaccrual loan balances and real estate owned declining compared to the prior quarter end," said Plourd. "As a result of this strength, along with the loan loss reserves already in place, we recorded a negative provision for loan losses of $1.2 million in 3Q14, compared to a negative provision of $1.0 million in 2Q14, and a negative provision of $1.6 million in the third quarter a year ago." Contributing to the 3Q14 allowance reduction were net loan charge-offs of only $82,000, compared to net loan recoveries of $151,000 in 2Q14 and net loan recoveries of $761,000 in 3Q13.  The decline in nonaccrual loans for 3Q14 was primarily due to manufactured housing loans being upgraded for sustained payment performance.

Community West's allowance for loan losses totaled $9.2 million at September 30, 2014, equal to 2.14% of total loans held for investment, compared to 2.48% at June 30, 2014, and 3.01% a year ago. Nonaccrual loans declined 30.6% to $10.9 million, or 2.19% of total loans at September 30, 2014, compared to $15.8 million, or 3.19% of total loans, three months earlier, and decreased 28.4% compared to $15.3 million, or 3.39% of total loans, a year ago.

Of the $10.9 million in nonaccrual loans, $3.3 million (30.3%) were commercial loans, $2.4 million (22.0%) were commercial real estate loans, $1.6 million (14.8%) were SBA loans, $1.5 million (14.0%) were manufactured housing loans, $1.1 million (9.6%) were SBA 504 1st loans, $629,000 (5.8%) were single family real estate loans and $381,000 (3.5%) were home equity line of credit loans.

REO and repossessed assets decreased 22.1% to $475,000 at September 30, 2014, compared to $610,000 three months earlier and decreased 88.1% compared to $4.0 million a year earlier. Nonaccrual loans plus REO and repossessed assets, net of SBA/USDA guarantees, totaled $11.4 million, or 2.0% of total assets, at September 30, 2014, compared to $16.4 million, or 2.9% of total assets, three months earlier and $17.0 million, or 3.2% of total assets, a year ago.

Income Statement

Community West's third quarter net interest income was $6.1 million compared to $6.0 million in the third quarter a year ago and $6.3 million three months earlier. In the first nine months of 2014, Community West's net interest income increased 3.9% to $18.4 million compared to $17.7 million in the first nine months of 2013.

"Continued pressure on loan yields led to some net interest margin contraction during the quarter, although, our margin still remains well above peer levels," said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer. "Like most financial institutions, we expect continued pressure on loan yields in the near future if the current low-interest rate environment persists." Community West's third quarter net interest margin was 4.31%, compared to 4.55% in 2Q14 and 4.54% in 3Q13. Year-to-date, the net interest margin declined five basis points to 4.50% compared to 4.55% in the same period a year ago. The average net interest margin was 2.81% for the 324 banks that make up the SNL U.S. Bank Index as of June 30, 2014. Non-interest income was $552,000 in 3Q14 compared to $656,000 in 2Q14 and $677,000 in 3Q13. In the first nine months of the year, non-interest income was $1.7 million compared to $2.3 million in the first nine months of 2013.

Third quarter non-interest expenses were $4.9 million, a 3.0% decrease compared to $5.0 million in 2Q14 and a 13.5% decrease compared to $5.6 million in 3Q13. In the first nine months of the year, non-interest expenses decreased 9.2% to $15.4 million compared to $17.0 million in the first nine months of 2013. The decrease in non-interest expenses for the quarter and year-to-date period is in part due to the improved credit metrics, which resulted in the decline in loan collection expenses and costs associated with real estate owned.

Balance Sheet

Total assets increased 2.6% to $572.1 million at September 30, 2014, compared to $557.7 million at June 30, 2014 and increased 6.8% compared to $535.5 million a year ago.

"As a result of growth in both the commercial loans and commercial real estate loan sectors, net loans increased 11.5% year over year. The loan pipeline has been fairly active this year, and we expect the trend to continue," said Baltuskonis.  Net loans were $490.0 million at September 30, 2014, compared to $484.1 million at June 30, 2014, and $439.4 million a year ago. Commercial real estate loans outstanding were up 24.4% from year ago levels to $164.3 million at September 30, 2014, and comprise 32.9% of the total loan portfolio. Manufactured housing loans were down 1.3% from year ago levels to $169.9 million and represent 34.0% of total loans.  Commercial loans increased 59.6% from year ago levels to $72.8 million and represent 14.6% of the total loan portfolio and SBA loans decreased 16.2% from a year ago to $62.3 million and represent 12.5% of the total loan portfolio.

Total deposits increased 2.6% to $484.8 million at September 30, 2014, compared to $472.3 million at June 30, 2014, and increased 12.4% compared to $431.1 million a year ago. Non-interest-bearing deposit accounts increased 11.2% to $63.2 million at September 30, 2014, compared to $56.8 million at June 30, 2014, and increased 13.9% from $55.5 million a year ago. Interest-bearing deposit accounts increased modestly to $277.7 million at September 30, 2014, compared to $275.4 million three months earlier, and were up 9.4% compared to $254.0 million a year ago. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $388.7 million at September 30, 2014 and comprise 80.2% of total deposits, compared to $380.0 million, or 80.4% of total deposits, at June 30, 2014, and $355.2 million, or 82.4% of total deposits, a year ago.

Stockholders' equity was $65.8 million at September 30, 2014, compared to $64.3 million at June 30, 2014, and $64.6 million a year ago. Book value per common share was $7.07 at September 30, 2014, a 2.5% increase compared to $6.90 at June 30, 2014, and a 13.3% increase compared to $6.24 a year ago.

Company Announces Partial Redemption of Preferred Stock

In furtherance of its previously announced Preferred Stock Repayment Strategy, the Company redeemed another $782,000 of its 9% Cumulative Perpetual Preferred Stock, Series A, on October 6, 2014, leaving a remaining balance of $7,014,000. After this latest redemption, 2014 redemptions now total $8,586,000 out of the original Preferred Stock balance of $15,600,000. The Company's Board of Directors will continue to consider regular redemptions, and that any such redemptions are subject to regulatory approvals and will be based on the Company's financial condition and results of operations at the time.  It is anticipated that any future redemptions would be payable from future earnings.

Company Declares Cash Dividend of $0.02 Per Common Share

The Company's Board of Directors has declared a quarterly cash dividend of $0.02 per common share.  The dividend will be payable November 28, 2014, to common shareholders of record on November 10, 2014.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013

Interest income
Loans, including fees	$ 6,695	$ 6,911	$ 6,871	$ 20,367	$ 20,515
Investment securities and other	208	211	210	619	586
Total interest income	6,903	7,122	7,081	20,986	21,101
Interest expense
Deposits	709	688	719	2,039	2,238
Other borrowings and convertible debt	126	161	328	524	1,136
Total interest expense	835	849	1,047	2,563	3,374
Net interest income	6,068	6,273	6,034	18,423	17,727
Provision for credit losses	(1,178)	(1,011)	(1,563)	(3,560)	(2,843)
Net interest income after provision for credit losses	7,246	7,284	7,597	21,983	20,570
Non-interest income
Other loan fees	279	266	229	720	844
Document processing fees	103	116	114	297	369
Service charges	72	71	75	215	245
Gains from loan sales, net	57	28	62	150	334
Other	41	175	197	344	493
Total non-interest income	552	656	677	1,726	2,285
Non-interest expenses
Salaries and employee benefits	2,888	3,193	3,102	9,308	9,956
Occupancy, net	479	459	452	1,377	1,365
Professional services	436	371	308	1,167	913
Advertising and marketing	129	179	94	429	374
Loan servicing and collection	187	134	511	586	1,111
Data processing	144	109	128	425	403
FDIC assessment	83	90	283	253	809
Depreciation	82	81	78	238	226
Stock options	29	30	12	270	43
Net (gain) loss on sales/write-downs of foreclosed real estate and repossessed assets	(18)	(190)	184	(168)	360
Other	440	575	487	1,550	1,445
Total non-interest expenses	4,879	5,031	5,639	15,435	17,005
Income before provision for income taxes	2,919	2,909	2,635	8,274	5,850
Income tax expense	1,207	1,203	--	3,414	--
Net Income	$ 1,712	$ 1,706	$ 2,635	$ 4,860	$ 5,850
Dividends and accretion on preferred stock	$ 176	$ 329	$ 262	$ 778	$ 786
Discount on partial redemption of preferred stock	--	(144)	--	(144)	--
Net income available to common stockholders	$ 1,536	$ 1,521	$ 2,373	$ 4,226	$ 5,064
Earnings per share:
Basic	$ 0.19	$ 0.19	$ 0.30	$ 0.52	$ 0.75
Diluted	$ 0.18	$ 0.18	$ 0.29	$ 0.51	$ 0.60

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	September 30,	June 30,	September 30,	December 31,
	2014	2014	2013	2013

Cash and cash equivalents	$ 1,486	$ 1,807	$ 1,241	$ 1,472
Time and interest-earning deposits in other financial institutions	27,955	15,695	44,611	18,105
Investment securities	31,104	30,030	25,585	28,160
Loans:
Commercial	72,804	69,149	45,623	62,420
Commercial real estate	164,277	158,594	132,034	142,678
SBA	62,267	67,119	74,327	71,352
Manufactured housing	169,910	170,712	172,126	172,055
Single family real estate	14,065	13,696	10,011	10,150
HELOC	14,820	15,179	15,616	15,418
Other	1,134	109	1,362	140
Total loans	499,277	494,558	451,099	474,213

Loans, net
Held for sale	67,376	70,530	64,187	64,399
Held for investment	431,901	424,028	386,912	409,814
Less: Allowance	(9,236)	(10,496)	(11,654)	(12,208)
Net held for investment	422,665	413,532	375,258	397,606
NET LOANS	490,041	484,062	439,445	462,005

Other assets	21,557	26,147	24,599	29,258

TOTAL ASSETS	$ 572,143	$ 557,741	$ 535,481	$ 539,000

Deposits
Non-interest-bearing demand	$ 63,185	$ 56,796	$ 55,462	$ 52,461
Interest-bearing demand	277,743	275,418	253,978	258,445
Savings	16,218	15,917	16,176	16,158
CDs over 100K	113,694	110,170	92,351	95,979
CDs under 100K	13,910	13,993	13,124	13,092
Total Deposits	484,750	472,294	431,091	436,135
Other borrowings	18,000	18,000	35,442	31,442
Other liabilities	3,639	3,167	4,300	3,867
TOTAL LIABILITIES	506,389	493,461	470,833	471,444

Stockholders' equity	65,754	64,280	64,648	67,556

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 572,143	$ 557,741	$ 535,481	$ 539,000

Shares outstanding	8,203	8,190	7,866	7,867

Book value per common share	$ 7.07	$ 6.90	$ 6.24	$ 6.60

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended
PERFORMANCE MEASURES AND RATIOS	Sep. 30, 2014	Jun. 30, 2014	Sep. 30, 2013	Sep. 30, 2014	Sep. 30, 2013
Return on average common equity	11.86%	12.30%	21.91%	11.73%	18.62%
Return on average assets	1.19%	1.21%	1.95%	1.16%	1.47%
Efficiency ratio	73.70%	72.61%	83.99%	76.60%	84.97%
Net interest margin	4.31%	4.55%	4.54%	4.50%	4.55%

	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended
AVERAGE BALANCES	Sep. 30, 2014	Jun. 30, 2014	Sep. 30, 2013	Sep. 30, 2014	Sep. 30, 2013
Average assets	$ 571,895	$ 567,147	$ 535,552	$ 561,747	$ 530,284
Average earning assets	559,156	552,653	526,716	547,644	521,252
Average total loans	495,213	489,338	455,646	487,033	457,705
Average deposits	484,359	469,963	432,725	465,635	429,977
Average equity (including preferred stock)	65,059	70,469	63,214	68,125	57,439
Average common equity (excluding preferred stock)	57,263	55,641	47,716	55,413	42,007

EQUITY ANALYSIS	Sep. 30, 2014	Jun. 30, 2014	Sep. 30, 2013
Total equity	$ 65,754	$ 64,280	$ 64,648
Less: senior preferred stock	7,796	7,796	15,542
Total common equity	$ 57,958	$ 56,484	$ 49,106

Common stock outstanding	8,203	8,190	7,866
Book value per common share	$ 7.07	$ 6.90	$ 6.24

ASSET QUALITY	Sep. 30, 2014	Jun. 30, 2014	Sep. 30, 2013
Nonaccrual loans	$ 10,939	$ 15,772	$ 15,277
Nonaccrual loans/total loans	2.19%	3.19%	3.39%
REO and repossessed assets	$ 475	$ 610	$ 3,975
Less: SBA/USDA-guaranteed amounts	0	0	2,282
Net REO and repossessed assets	$ 475	$ 610	$ 1,693

Nonaccrual loans plus net REO	$ 11,414	$ 16,382	16,970
Nonaccrual loans plus net REO/total assets	1.99%	2.94%	3.17%
Net loan (recoveries)/charge-offs in the quarter	$ 82	$ (151)	$ (761)
Net (recoveries)/charge-offs in the quarter/total loans	0.02%	-0.03%	-0.17%

Allowance for loan losses	$ 9,236	$ 10,496	$ 11,654
Plus: Reserve for undisbursed loan commitments	61	57	73
Total allowance for credit losses	$ 9,297	$ 10,553	$ 11,727
Total allowance for loan losses/total loans held for investment	2.14%	2.48%	3.01%
Total allowance for loan losses/nonaccrual loans	84.43%	66.55%	76.28%

Community West Bancshares *
Tier 1 leverage ratio	11.51%	11.35%	12.10%
Tier 1 risk-based capital ratio	14.47%	14.30%	16.05%
Total risk-based capital ratio	15.73%	15.57%	17.68%

Community West Bank *
Tier 1 leverage ratio	11.29%	11.13%	12.06%
Tier 1 risk-based capital ratio	14.19%	14.03%	15.89%
Total risk-based capital ratio	15.45%	15.30%	17.16%

INTEREST SPREAD ANALYSIS	Sep. 30, 2014	Jun. 30, 2014	Sep. 30, 2013
Yield on total loans	5.36%	5.66%	5.98%
Yield on investments	2.18%	2.28%	2.56%
Yield on interest earning deposits	0.28%	0.31%	0.23%
Yield on earning assets	4.90%	5.17%	5.33%

Cost of interest-bearing deposits	0.67%	0.66%	0.76%
Cost of total deposits	0.58%	0.59%	0.66%
Cost of FHLB advances	2.78%	2.79%	2.93%
Cost of interest-bearing liabilities	0.75%	0.78%	1.01%

* Capital ratios are preliminary until the Call Report is filed.
CONTACT: Charles G. Baltuskonis, EVP & CFO
         805.692.5821
         www.communitywestbank.com